AMENDMENT TO SUB-INVESTMENT MANAGEMENT CONTRACT
                 -----------------------------------------------


         1. It is hereby agreed that on June 8, 1999, the Trustees voted to amend Section 5 of the Fund's Sub-Investment Management Contract. The amendment reduced the compensation to the Sub-Adviser, effective as of the close of business on June 30, 1999, as follows:

         (i) 0.35% of the first $100,000,000 of the average daily net asset value of the Fund; (ii) 40% of the investment advisory fee received by the Adviser for the next $700,000,000 of average daily net assets; and
         (iii) 0.10% of the average daily net asset value of the Fund in excess of $800,000,000.


Executed this 8th day of June, 1999.


            John Hancock Series Trust
            on behalf of John Hancock Global Technology Fund


            By:  /s/ Anne C. Hodsdon
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                 President, Chief Investment Officer and Chief Operating Officer



            John Hancock Advisers, Inc.


            By:  /s/John A. Morin
                 ----------------
                 Vice President and Corporate Secretary



                  AMERICAN FUND ADVISORS, INC.


            By:  /s/ Barry Gordon
                 ----------------